FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2010 RESULTS

COLUMBUS, Ohio – August 11, 2010 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the second quarter and six months ended June 30, 2010.

The Company recorded net income for the second quarter of 2010 of $441,000, or $.06 per basic and diluted share, compared with a net loss of $845,000, or $.12 per basic and diluted share, in the second quarter of 2009. Total net sales for the second quarter were $23,476,000, compared with $17,300,000 in the same quarter of 2009. Product sales for the three months ended June 30, 2010 increased 29 percent, to $21,473,000, from $16,644,000 for the same period one year ago. The increase in sales is primarily due to a higher demand in the North American medium and heavy-duty truck market. Negatively impacting the second quarter’s results were approximately $1,000,000 of expense for transfer costs associated with the previously announced move of certain product lines from the Company’s Columbus, Ohio production facility to the Company’s Matamoros, Mexico production facility.

For the first six months of 2010, net income was $304,000, or $.04 per basic and diluted share, compared with net loss of $1,482,000, or $.22 per basic and diluted share, for the first six months of 2009. Excluding a one-time non-cash income tax charge of $1,021,000 related to changes in U.S. healthcare legislation in the first quarter of 2010, net income for the first six months of 2010 was $1,325,000 or $.19 per share. Total net sales for the first half of 2010 were $43,918,000, compared with $35,684,000 in the first half of 2009. Product sales for the first six months of 2010 increased 19 percent, to $41,169,000 compared to $34,474,000 for the same period in 2009. Negatively impacting the first six months results were approximately $1,320,000 of expense for transfer costs associated with the move of certain production between the Company’s facilities as noted above.

“We are pleased with the improvement in product sales and our overall level of profitability in the second quarter,” said Kevin L. Barnett, President and Chief Executive Officer. “While the market has not fully recovered, we are seeing some positive signs of improvement,” Barnett continued. “As we continue to look forward to a full market recovery, our efforts will remain focused on identifying new opportunities, on serving our current customers and improving our operations,” Barnett said.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2009 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/10	06/30/09	06/30/10	06/30/09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$21,473	$16,644	$41,169	$34,474
Tooling Sales	2,003	656	2,749	1,210

Net Sales	23,476	17,300	43,918	35,684
Cost of Sales	20,057	16,316	36,415	33,127

Gross Margin	3,419	984	7,503	2,557
Selling, General and Admin. Expense	2,294	2,255	4,619	4,755

Operating (Loss) Income	1,125	(1,271)	2,884	(2,198)
Interest Expense – Net	(457)	(30)	(878)	(140)

(Loss) Income before Taxes	668	(1,301)	2,006	(2,338)
Income Tax (Benefit) Expense	227	(456)	1,702	(856)

Net (Loss) Income	$441	$(845)	$304	$(1,482)

Net (Loss) Income per Common Share
Basic	$0.06	$(0.12)	$0.04	$(0.22)

Diluted	$0.06	$(0.12)	$0.04	$(0.22)

Weighted Average Shares Outstanding:
Basic	6,817	6,784	6,809	6,769

Diluted	7,079	6,784	7,132	6,769

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	6/30/10	12/31/09

	(Unaudited)
Assets

Cash	$3,077	$4,142
Accounts Receivable	14,143	11,936
Inventories	8,116	7,013
Other Current Assets	2,166	2,235
Property, Plant & Equipment – Net	44,803	44,943
Deferred Tax Asset – Net	6,719	7,767
Other Assets	1,128	1,140

Total Assets	$80,152	$79,176

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	5,464	3,675
Accounts Payable	5,664	4,805
Compensation and Related Benefits	2,424	2,401
Accrued Liabilities and Other	1,939	1,387
Long-Term Debt and Interest Rate Swaps	14,534	17,932
Post Retirement Benefits Liability	18,992	18,744
Stockholders’ Equity	31,135	30,232

Total Liabilities and Stockholders’ Equity	$80,152	$79,176